Exhibit 99.1
UFG names industry leader Kevin Leidwinger as its new President and CEO
Insurance executive to join Cedar Rapids-based company in August 2022
CEDAR RAPIDS, IOWA – July 7, 2022 – United Fire Group, Inc. (Nasdaq: UFCS) ("UFG" or the "Company"), announced Kevin Leidwinger as its new President and Chief Executive Officer. An insurance executive with more than 30 years in the industry, Mr. Leidwinger will join the Company on Monday, August 22, 2022. He will succeed current President and CEO Randy Ramlo, who shared his retirement plans in February.

"It is an incredible honor to lead UFG," Mr. Leidwinger said. "This is a Company with a great history, and UFG is in a prime position to further advance the success its people have built over the last 75 years. We will continue to prioritize long-term profitability, strong agency relationships, diversified growth and continuous innovation as we start a new chapter together."

Prior to being named CEO of UFG, Mr. Leidwinger served as President and Chief Operating Officer of CNA Commercial, which is located in Chicago. He also spent many years with Chubb Commercial Insurance, where he served in casualty, liability and underwriting management roles.

"Kevin is an insurance veteran that is the best fit to lead UFG," said Jim Noyce, Chairman of the UFG Board of Directors. "He is joining us with many years of experience leading large, diverse teams, embracing new technologies, and setting strategic paths in our complex industry, all of which have given him an impressive track record and position him well for the future at UFG."

The search for a new CEO began earlier this year when Mr. Ramlo announced his retirement.

"The board appreciates Randy for his 15 years as CEO of our company. Randy’s loyalty to UFG and connection with employees has been exceptional," said UFG board member George Milligan, who chaired the CEO search committee. A long-term employee who has served as CEO since 2007, Mr. Ramlo’s last day will be Friday, August 19, 2022.

"Kevin will lead UFG forward with a commitment to maintaining our culture while ensuring we are set for the future. The board looks forward to how he’ll complement the strengths of our Company, while identifying new ways for us to continue growing," Noyce added.

About Kevin Leidwinger

Mr. Leidwinger joins UFG as President and CEO after more than 30 years in the insurance industry. Previously serving as President and Chief Operating Officer of CNA Commercial, Mr. Leidwinger served in a variety of management positions in casualty, liability and underwriting. A graduate of Dickinson College in Carlisle, Penn., he currently lives in Chicago with his family. He will move to Cedar Rapids in the coming months, and will begin his duties as CEO on Monday, August 22, 2022.

About Randy Ramlo

Mr. Ramlo joined UFG in 1984 as an underwriter. Since then, he has held a variety of leadership roles, including Vice President – Fidelity and Surety, and Chief Operating Officer. Mr. Ramlo has been instrumental in building ‘One UFG,’ the Company’s strategic plan that prioritizes collaboration to help the organization grow and evolve in an ever-changing industry.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP, Controller and Director of Investor Relations, 319-286-2537 or IR@unitedfiregroup.com.